EXHIBIT 99.1

CONTACT:
George B. Sundby
Executive Vice President
And Chief Financial Officer
ABM Industries Inc.
(415) 733-4000

ABM ANNOUNCES COMPLETION OF
INSURANCE RESERVE ACCOUNTING EVALUATION

SAN FRANCISCO, CA — December 20, 2004 — ABM Industries Incorporated (NYSE:ABM), announced that it has completed the previously announced evaluation of accounting treatment for a change in methodology associated with its insurance reserves. The Company has determined that $22 million of the $27 million adjustment should be allocated to prior years as a correction of an error. As a result, the Company will restate its financial statements for the four fiscal years ended October 31, 2000 to October 31, 2003, and its quarterly financial statements for all quarters of fiscal year 2003 and the first three quarters of fiscal year 2004 in its Form 10-K for the year ended October 31, 2004. Accordingly, the previously issued financial statements for the above periods should no longer be relied upon.

The restated financial results will also reflect the previously announced correction of the fair value calculation for other intangibles, primarily customer relationship intangibles, discussed in the Company’s Form 10-Q for the quarter ended April 30, 2004.

The following financial table details the Company’s current estimates of the impact of the adjustments on income from continuing operations and diluted earnings per share. The figures in the table have not yet been reviewed by the Company’s independent auditor; therefore, these results may differ from the audited financial results that the Company will file in its Form 10-K for the year ended October 31, 2004.

In thousands, except per share amounts

					Diluted Earnings Per Share
	Income from Continuing Operations				Income from Continuing Operations
	As	Insurance	EITF 02-17	As	As	Insurance	EITF 02-17	As
	Reported	Adjustment	Adjustment	Restated	Reported	Adjustment	Adjustment	Restated
Fiscal 2004
First Quarter	$7,156	$(385)	$(352)	$6,419	$0.14	$(0.01)		$0.13
Second Quarter	6,784	(268)	908	7,424	0.14	(0.01)	$0.02	0.15
Third Quarter	13,394	(146)		13,248	0.27	(0.01)		0.26

First Nine Months	$27,334	$(799)	$556	$27,091	$0.55	$(0.03)	$0.02	$0.54

Fiscal 2003
First Quarter	$3,750	$(173)		$3,577	$0.08	$(0.01)		$0.07
Second Quarter	9,248	(158)	$(118)	8,972	0.18			0.18
Third Quarter	10,556	(389)	(152)	10,015	0.21	$(0.01)		0.20
Fourth Quarter	12,844	(157)	(286)	12,401	0.26		(0.01)	0.25

Fiscal 2003	$36,398	$(877)	$(556)	$34,965	$0.73	$(0.02)	$(0.01)	$0.70

Fiscal 2002	$44,058	$(826)		$43,232	$0.86	$(0.01)		$0.85
Fiscal 2001	$29,868	$(2,181)		$27,687	$0.59	$(0.05)		$0.54
Fiscal 2000	$40,115	$(841)		$39,274	$0.83	$(0.01)		$0.82

About ABM Industries Incorporated
ABM Industries Incorporated is one of the largest facility services contractors listed on the New York Stock Exchange. With annual revenues in excess of $2.4 billion and approximately 70,000 employees, ABM provides janitorial, parking, engineering, security, lighting and mechanical services for thousands of commercial, industrial, institutional, and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Engineering, American Commercial Security (ACSS), Security Services of America (SSA), Amtech Lighting, CommAir Mechanical and ABM Facility Services.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) adjustments to the Company’s unaudited financial statements that may be determined to be necessary prior to their finalization; (2) adjustments to the Company’s prior years financial statements that may be determined to be necessary in the review of prior year’s financial statements in connection with the restatement of prior years results; (3) a decline in commercial office building occupancy and rental rates could affect the Company’s sales and profitability; (4) an increase in costs that the Company cannot pass on to customers could affect profitability; (5) the financial difficulties or bankruptcy of one or more of the Company’s major customers could adversely affect results; (6) the Company could experience major collective bargaining disputes that would lead to the loss of sales or expense increases; (7) the Company is subject to intense competition; (8) the Company’s success depends on its ability to preserve its long-term relationships with its customers; (9) weakness in airline travel and the hospitality industry could adversely impact the Company’s Parking results; (10) low levels of capital investments by customers could negatively impact the project sales of the Lighting and Mechanical segments, (11) acquisition activity could slow or be unsuccessful; (12) the Company incurs significant accounting and other control costs, which could increase; (13) the cancellation or non-renewal of the Company’s primary insurance policies and a deterioration in claims management by a third party administrator, could adversely impact the Company’s results; and (14) other issues and uncertainties which may include: labor shortages that adversely affect the Company’s ability to employ entry level personnel, a reduction or revocation of the Company’s line of credit that could increase interest expense and the cost of capital, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers such as state or locally-mandated healthcare benefits, new accounting pronouncements or changes in accounting policies, impairment of goodwill and other intangible assets, the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company, and inclement weather which could disrupt the Company in providing its services.

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